To: Ms. Julia Griffith, Securities & Exchange Commission,
Dept. Mergers and Acquisitions

From: Richard D. Foley
Date: April 12, 2005
VIA: Email

RE: Contested election and solicitation in opposition at Alaska Air Group, Inc. ("the Company-AAG" or "AAG")

SUBJ: Non-disclosure by obliquity is still a failure to disclose

Dear Ms. Griffith,

Below are two sections copied and pasted from the Company AAG's April 5, 2005 revised preliminary proxy statement as they appear on the SEC Edgar web site. It appears to us that these "revisions" are contradictory. We doubt one in ten thousand shareholders could decrypt what these statements actually mean. By no stretch of the imagination could these qualify under any standard of "Plain English." We believe these statements are for practical effect "False and Misleading," and the company should be required to provide additional disclosure on these issues in such language as would be reasonable to expect its shareholders to understand.

In previous years we have asserted to the NYSE that by plain observable facts a "Contested Election/Opposing Solicitation" did exist, verified by the fact that the NYSE was notified that a state of a "Contested Election/Opposing Solicitation" existed, thus it had a duty to advise its clients of this fact in accordance with its own rules. We recognize that the NYSE did not agree with us. Now here, in this year 2005, the company AAG presents statements, which appear to declare that there is no "Contested Election/Opposing Solicitation" in Section 1 shown below from its page five, April 5, 2004 Preliminary filing, when at Section 2 (copied and pasted) below from page 50, the AAG says that it "knows" of a solicitation in opposition.

Section 1 - AAG revised preliminary proxy statement 4-5-2005 page 5:

"Based upon a revised preliminary proxy statement referred to under Opposing Solicitation on page 50, the election of directors will not be contested for purposes of New York Stock Exchange Rule 452 and accordingly, a broker will have the discretion to vote your shares in the absence of specific instructions."

Section 2 - AAG's revised preliminary proxy statement 4-5-2005 page 50:

"OPPOSING SOLICITATION

On March 21, 2005, a revised preliminary proxy statement was filed by Messrs. Richard D. Foley, Stephen Nieman, Robert C. Osborne, Terry K. Dayton, John Chevedden and Carl Olson referencing their intention to solicit proxies for the annual meeting. The preliminary proxy statement states that Messrs. Nieman, Foley, Dayton, Osborne, Chevedden and Olson intend to seek election to the Company's Board of Directors as an alternate slate of directors. Regardless of the outcome of the opposing solicitation, each of the Board of Directors' nominees intends to serve if elected.

The opposing preliminary proxy statement also seeks proxies to vote on the six stockholder proposals included in the proxy statement and three proposals that were omitted from the Company's proxy statement pursuant to no-action letters issued by the staff of the Securities and Exchange Commission under SEC Rule 14a-8: Stockholder Proposal No. 2 is a bylaw amendment entitled "Ballot Access for Directors Nominated by Shareholders," which would require the Company to include on its proxy card director candidates nominated by certain shareholders in accordance with the procedures in proposed SEC Rule 14a-11. Stockholder Proposal No. 3 is a bylaw amendment entitled "ESOP to Make Our Company Work Better," which would require the Company to replace over time all benefits and incentive pay with an ESOP holding 51% of the outstanding stock and would provide for the nomination and election of certain directors by employees. Stockholder Proposal No. 4 is a bylaw amendment called "Truth or Consequences When Board Ignores Majority Votes," which would require the Board to communicate to all shareholders within a given timeframe regarding any decision not to implement a shareholder proposal that receives a majority vote, increase the number of seats on the Board, and allow the proponents of any majority vote shareholder proposals to appoint themselves or their nominees to the Board.

The Company is providing the following information pursuant to SEC regulations that require certain disclosures if the Company knows of a solicitation in opposition."

We are aware of the extensive study of the Commission on the subject of shareholder access to a company's proxy card. We understand that at this time no Commission rule exists which requires a company to list challenger nominees with individuals nominated by the company on the company's proxy card with equal status for voting selection by stockholders.

However, it now appears to us that the Company-AAG, the NYSE, and the clients of the exchange (the brokers) are acting in a concert such that all are participants in the AAG's solicitation, and as such should therefore be properly disclosed with all associated SEC filings complied with.

Further, we believe that since no SEC rule requires a company to list challengers on the company's proxy card, the SEC would be acting wholly in perfect harmony with its duty and jurisdiction to require that all intermediaries such as banks, brokers, trustees, etc. be required to provide and list challengers from a solicitation in opposition (particularly when it is disclosed in the company's proxy statement) on every version of the intermediaries voting facilities, whether it be paper, electronic or other mechanisms.

Further, we believe that all such intermediaries should be required to disclose, list and provide on all internet voting web sites or mechanisms they establish, a section which lists the challengers as such and clearly provides necessary equal space and information to empower shareholders an equal opportunity to vote for the challengers via the intermediaries voting instruction mechanisms. After all, the intermediaries have already been paid once by the shareholders to distribute the company's proxy statement where the solicitation in opposition and contested election have already been reported. For the intermediaries to withhold the challenger data from their voting instruction mechanisms would be a failure to provide the complete data to which the shareholders have a reasonable expectation of receiving.

In our opinion these intermediaries should be required to display, list and disclose the information necessary on their intermediary voting instruction forms, web sites or telephonic voting facilities to empower the shareholder with the ability to withhold their votes for the company's nominees and write in the names of the challengers and vote for the challengers (or the equivalents thereof). In our opinion all such intermediaries should be required to provide on each of their voting facilities the contact information necessary to the shareholders so that they can make direct contact with the challengers if the shareholders choose to do so.

If the Company-AAG chooses not to empower its shareholders through the way it publishes its own proxy card.  The fact that this is legal doesn't necessarily make it right.

In this world where over 90% of all money exists only in electronic form, and where probably an equal percentage of communication exists only in electronic form--there can no longer be any rational or reasonable need for intermediaries to leave out of communications with shareholders the information and tools they need to choose on a level playing field between a company's nominees and SEC-qualified challengers. The cost of the additional electronic characters is so infinitesimally small they it is unworthy of discussion.

As illustrated above, we think that requiring financial intermediaries to exercise their duty to provide information on challenger names and contact information fits like fingers in a glove with the Commission's mandate. This is a practical, reasonable and economic resolution of the conflicts that exist in the current system.

We pray that the Commission apply this relief, which will ensure that some positive meaning comes out of this contested election and proxy contest at the AAG.  It will also help blaze the trail for other investors who will most certainly follow in our noble attempt to install processes of accountability to anyone occupying a position of power.

Respectfully,
/s/
Richard D. Foley
"For" Steve Nieman